BDO McCabe Lo Limited, Certified Public Accountants
25th Floor, Wing On Centre
111 Connaught Road
Central, Hong Kong, S.A.R.
Telephone: (852) 2541 5041
Facsimile: (852) 2815 2239

Private and Confidential

Securities and Exchange Commission 450 Fifth Street, NW Washington, D.C. 20549 U.S.A.	January 30, 2008 Our ref: 38846/rh0907/3001

Re:    Forlink Software Corporation, Inc.
                  Commission File No. 0-18731

Gentlemen:

We have read the statements made by Forlink Software Corporation, Inc. which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K/A, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K/A. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

Yours very truly,

/s/ BDO McCabe Lo Limited
BDO McCabe Lo Limited